Exhibit 5.1

3400 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com
November 10, 2009
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Ladies and Gentlemen:
     We have acted as special counsel to Service Corporation International, a Texas corporation (“SCI” or the “Company”), in connection with the issuance and sale by the Company of $150,000,000 aggregate principal amount of its 8.00% Senior Notes due 2021 (the “Notes”) pursuant to the Underwriting Agreement, dated November 5, 2009, between the Company and JP Morgan Securities Inc., as representative of the underwriters named therein. The Notes are being issued under the Indenture, dated as of February 1, 1993 (the “Original Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture (the “Eighth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-162894) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2009 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company, and the prospectus supplement filed under Rule 424(b)(5) on November 6, 2009, relating to the Notes.
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copes certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies; (iv) the legal capacity of all natural persons executing documents; (v) the due authorization, execution and delivery of the Indenture by the Trustee, (vi) the enforceability of the Indenture against the Trustee and (vii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.
       Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
       Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any laws except the federal securities laws of the United States and the laws of the State of Texas, including the applicable provisions of the reported judicial decisions interpreting these laws.
       We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; and (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty. In addition, we express no opinion with respect to (i) whether acceleration of the Notes may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest or (iii) the creation, validity, perfection or priority of any security interest or lien.
      To the extent that the obligations of the Company under the Indenture may be dependent on such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
          We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on the date hereof and the incorporation of this opinion in the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
           We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Notes.
           This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or the laws of the State of Texas be changed by legislative action, judicial decision or otherwise.
         This opinion is furnished to you in connection with the filing of the Current Report on Form 8-K, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ LOCKE LORD BISSELL & LIDDELL LLP
LOCKE LORD BISSELL & LIDDELL LLP